For Information, Contact:
Company Contact:

Jeff Unger, Investor Relations
(561) 514-0115

Andrew Bard, Weber Shandwick
(212) 445-8368


   Casual Male Retail Group, Inc. Enters into Letter of Intent to Sell
                    Levi's(r)/Dockers(r) Outlet Stores

CANTON, MA November 18, 2004 -- Casual Male Retail Group, Inc. (NASDAQ/NMS: "CMRG"), retail brand operator of Casual Male Big & Tall, the exclusive retailer of George Foreman's clothing collection, and Rochester Big & Tall ("Rochester"), today announced that Casual Male has signed a letter of intent, subject to the negotiation of a definitive agreement, buyer's due diligence and other normal closing conditions, to sell its remaining 32 Levi's(r)/Dockers(r) Outlet stores to an unnamed affiliate of a privately held United States retailer for an undisclosed purchase price. Although there can be no certainty, the sale is targeted to close on November 24, 2004, assuming the execution of a definitive agreement and the satisfaction of all closing conditions. The proceeds from the sale will be used to reduce Casual Male's outstanding debt under its revolving line of credit.

Seymour Holtzman, Chairman of Casual Male Retail Group, Inc., said, "We had been closing our Levi's(r)/Dockers(r) stores for the last two years under a liquidation plan and we believe that selling the remaining stores in one transaction is more advantageous financially to the Company. In the last six months, we have been able to extricate the Company from its non-core apparel businesses on very favorable terms for our shareholders. With the recent acquisition of Rochester, Casual Male can now focus on creating a big and tall apparel company of global importance without the distraction of our legacy businesses."

Casual Male will discuss the proposed Levi's(r)/Dockers(r) sale and its third quarter earnings on Thursday, November 18, 2004 at 11:00 a.m. ET. To listen to the web cast, go to www.casualmale.com/investor and click on the third quarter earnings icon.

CMRG, the largest retailer of big and tall men's apparel, operates 496 Casual Male Big & Tall stores, the Casual Male e-commerce site, Casual Male catalog business, and 22 Rochester Big & Tall stores and direct to consumer business. The Company is headquartered in Canton, Massachusetts and its common stock is listed on the Nasdaq National Market under the symbol "CMRG."

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements about the proposed sale of the Company's remaining Levi's(r)/Dockers(r) Outlets stores, including the terms and timing of such sale. The discussion of forward-looking information requires management of the Company to make certain estimates and assumptions regarding the Company's strategic direction and the effect of such plans on the Company's financial results. The Company's actual results and the implementation of its plans and operations may differ materially from forward-looking statements made by the Company in this press release due to numerous factors, including, without limitation, the ability to negotiate and execute a definitive agreement relating to the sale of the Levi's(r)/Dockers(r) Outlets stores, satisfy the conditions to the consummation of the sale and other risks generally associated with such transactions. Furthermore, the Company encourages readers to refer to its prior filings with the Securities and Exchange Commission, including, without limitation, its Current Report on Form 8-K filed on April 14, 2004, that set forth certain risks and uncertainties that may have an impact on future results and direction of the Company.